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                                                                   Exhibit 10.19



Robert Burke
12 Allen Circle
Boxford, MA 01921


March 28, 2003

Dear Bob,

         This letter agreement is intended to set forth and confirm certain of the terms of your employment by Art Technology Group, Inc. ("ATG" or the "Company"). This letter agreement supersedes and replaces in all respects the provisions set forth in the fifth, sixth and seventh paragraphs of the offer letter between ATG and you dated December 4, 2002. ATG hereby agrees with you as follows:

         Either you or the Company may terminate your employment at any time upon at least 10 business days' written notice; provided that if the Company terminates your employment without Cause, or you resign for Good Reason at any time, the Company shall:

                  (a) pay you immediately for all accrued but unused vacation and wages for time employed,

                  (b) provide outplacement services through one or more outside firms of the Company's choosing through the earlier of 12 months following the termination date or the date when you secure full time employment,

                  (c) continue to pay you your then-current base salary distributed at regular pay period intervals for a period of 12 months from the date of termination, and

                  (d) continue to provide you with health care coverage for a period of 12 months from the date of termination, provided that you continue to contribute to such health care coverage at the same rate as your contribution prior to the termination date.

Notwithstanding the foregoing, if you become employed by any Competitor of ATG within the 12-month period following the date of a termination without Cause or Good Reason then ATG shall cease paying your salary continuation and benefits. Competitors shall be defined as the following entities: BEA, the IBM Websphere business unit, Blue Martini, Broadvision, and Vignette.

         "CAUSE" shall mean:

                  (1) your willful and continued failure to substantially perform reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after you have given notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is

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Robert Burke
March 28, 2003
Page 2


         received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes you have not substantially performed your duties; or

                  (2) your conviction of a felony (other than through vicarious liability or involving a vehicular offense) which is materially and demonstrably injurious to the Company or a crime involving fraud or embezzlement against the Company.

         "GOOD REASON" shall mean the occurrence, without your written consent, of any of the following events or circumstances:

                  (1) any change to the title of Chief Executive Officer or the assignment to you of duties inconsistent in any material respect with your positions (including status, offices, titles and reporting requirements);

                  (2) a material reduction in any aspect of your compensation,

                  (3) the failure by the Company to

                           (i) continue in effect any material compensation or
                  benefit plan or program consistent with those afforded to other senior executives of the Company (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) in which you participate or which is applicable to you,

                           (ii) continue your participation therein (or in such
                  substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than the basis existing immediately prior to the change, or

                           (iii) award cash bonuses to you in amounts and in a
                  manner substantially consistent with and proportional to those awarded to other senior executives;

                  (4) any alteration in the Company's 1996 Amended and Restated Stock Option Plan in any manner that may exert an adverse impact on you for the grant of the option agreements granted to you as of December 4, 2002 and January 2, 2003 (the "Option Agreements");

                  (5) a change by the Company in the location at which you perform your principal duties to a new location that is both (i) outside a radius of 35 miles from your principal residence immediately prior to the change and (ii) more than 20 miles from the location at which you performed your principal duties immediately prior to the change;
                  (6) the material breach of this letter agreement by the Company;

                  (7) the failure of the Company to obtain the agreement from any successor to the Company to assume and perform the provisions set forth in this letter agreement; or

                  (8) if, as a result of a Change of Control, as defined in the Option Agreements, the Company no longer has a publicly traded class of equity securities and/or is no longer subject to reporting requirements under the Securities Exchange Act of 1934.

         Each reference in the Option Agreements to the Offer Letter dated December 4, 2002 shall, as of the date hereof, be deemed to refer to this letter agreement.

         The validity, interpretation, construction and performance of this letter agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to

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Robert Burke
March 28, 2003
Page 3


conflicts of law principles, and any disputes shall be resolved by final and binding arbitration to be conducted in the Greater Boston, MA area pursuant to American Arbitration Association's rules for the resolution of employment disputes. This letter agreement may be amended or modified only by a written instrument executed by both the Company and you.

         The parties are executing this letter agreement under seal as of the date set forth above.

Art Technology Group, Inc.


 /s/ Paul Shorthose
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Paul Shorthose
Working Chairman

I accept the terms above.

 /s/ Robert Burke
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Robert Burke